S&P Global Reports Third Quarter Results

Reported Revenue Increased 37% vs. Prior Year and Decreased 9% vs. Pro Forma Revenue; Adjusted Revenue Decreased 8% vs. Non-GAAP Pro Forma Adjusted Revenue

Commercial Success in Multiple Business Lines, Offset by a Continued Decline in Revenue Related to Debt Issuance

Diluted EPS Decreased 44% to $1.84 vs. 3Q21 and Decreased 19% vs. Pro Forma Diluted EPS; Adjusted Diluted EPS Decreased 4% to $2.93 vs. Non-GAAP Pro Forma Adjusted Diluted EPS

Reported Operating Profit Margin Decreased 2,210 Basis Points to 29.8% from Prior Year and Decreased 660 Basis Points to 29.8% from Pro Forma Operating Margin

Adjusted Operating Profit Margin Decreased 200 Basis Points to 46.0% compared to Non-GAAP Pro Forma Adjusted Operating Margin

Disciplined Expense Management and Synergies Driving Adjusted Margin Expansion in Most Divisions

Company is Updating GAAP Guidance and Non-GAAP Pro Forma Adjusted Guidance

Company has Deployed $11B Toward Share Repurchases YTD; on Track to Complete $12B ASR by Year-end

Company to Present Strategic Vision and Multi-Year Targets at Investor Day on December 1, 2022 in New York City

New York, NY, October 27, 2022 – S&P Global (NYSE: SPGI) today reported third quarter 2022 results with reported revenue of $2.86 billion, an increase of 37% compared to the same period last year, primarily due to the inclusion of IHS Markit businesses, partially offset by declines in Ratings revenue. Continued execution drove growth across most of the Company's six divisions, while Ratings transaction revenue continues to be negatively impacted by a sharp year-over-year reduction in debt issuance. GAAP net income decreased 24% to $608 million and GAAP diluted earnings per share decreased 44% to $1.84 primarily due to the increase in shares outstanding as a result of the merger with IHS Markit. The Company plans to present strategic vision and multi-year targets at its previously announced Investor Day on December 1, 2022 in New York City. The event will be in-person by invitation, and webcast publicly.

“Our teams continue to serve the markets well and rally together in an uncertain external environment,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “We have seen strong commercial success in multiple areas of the business and are on track with our merger integration program. We are actively monitoring the macroeconomic and geopolitical landscape to plan for multiple potential scenarios, while identifying the most promising areas for future growth.”

Adjusted revenue decreased 8% compared to non-GAAP pro forma adjusted revenue from the third quarter of 2021, or 6% on a constant-currency basis. Adjusted net income declined 11% to $968 million compared to non-GAAP pro forma adjusted net income and adjusted diluted earnings per share decreased 4% to $2.93 compared to non-GAAP pro forma adjusted diluted earnings per share primarily due to a 7% decrease in pro forma fully diluted shares outstanding. Currency positively impacted adjusted EPS by $0.03. The largest non-core adjustments to earnings in the third quarter of 2022 were for lease impairments and integration costs.

Important note on the presentation of financial results and guidance: GAAP financials and guidance are presented to reflect the close of the merger with IHS Markit, and the inclusion of its financial results, as of March 1, 2022. Adjusted financial information, including adjustments to pro forma GAAP financial information and guidance are presented on a pro forma basis as if the merger had closed on January 1, 2021, to facilitate year-over-year comparisons. Non-GAAP pro forma adjusted financials also exclude the contribution of divested businesses from all presented periods.

Profit Margin: The Company’s reported operating profit margin decreased 2,210 basis points to 29.8% due to the inclusion of IHS Markit and costs associated with the merger. Adjusted operating profit margin decreased 200 basis points to 46.0% compared to non-GAAP pro forma adjusted operating profit margin primarily due to a decline in Ratings transaction revenue, as well as increases in technology and compensation expense. Margin impact was partially offset by lower incentive expenses and cost synergies.

Return of Capital: In 2022, through the third quarter, the Company returned more than $11.7 billion to shareholders through a combination of $11 billion in the form of an accelerated share repurchase (ASR) agreement and $749 million in cash dividends. Year-to-date, the Company has completed 92% of its previously announced $12 billion ASR program, which the Company still expects to be completed by the end of the year. The remaining $1 billion of the ASR is expected to launch in December.

Market Intelligence: Reported revenue increased 83% to $1.02 billion in the third quarter of 2022 driven primarily by the inclusion of IHS Markit revenue and increased 1% compared to pro forma revenue. Adjusted revenue increased 4% to $1.02 billion compared to non-GAAP pro forma adjusted revenue with growth across categories, led by strong growth in Credit & Risk Solutions as well as Data & Advisory Solutions. Reported operating profit decreased to $174 million from the prior year and by $35 million on a pro forma basis with operating profit margin decreasing 1,530 basis points to 17.1% due to the inclusion of IHS Markit. Adjusted operating profit increased 13% to $345 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin increased 260 basis points to 33.9% compared to non-GAAP pro forma adjusted operating profit margin driven by revenue growth and the realization of merger-related cost synergies, partially offset by increases in compensation expense and cloud spend.

Ratings: Reported revenue decreased 33% to $681 million in the third quarter of 2022. Transaction revenue decreased 56% to $244 million. Transaction revenue was negatively impacted by a year-over-year decrease in debt issuance across all categories. Non-transaction revenue decreased 6% to $437 million due primarily to lower initial Issuer Credit Rating (ICR) revenue, Rating Evaluation Services

(RES) revenue, and unfavorable FX, partially offset by growth at CRISIL. Excluding FX, non-transaction revenue would have decreased 2% year-over-year.

Reported operating profit decreased 41% to $377 million from prior year and decreased 41% compared to pro forma operating profit. Operating profit margin decreased 800 basis points to 55.3% compared to the third quarter of 2021 due to the decrease in transaction revenue, partially offset by year-over-year declines in incentive compensation expense. Adjusted operating profit decreased 41% to $381 million compared to non-GAAP pro forma adjusted operating profit, and adjusted operating profit margin decreased 750 basis points to 55.9% compared to non-GAAP pro forma adjusted operating profit margin.

Commodity Insights: Reported revenue increased 70% to $432 million compared to the third quarter of 2022, primarily driven by the inclusion of IHS Markit, and increased 5% compared to pro forma revenue driven by Price Assessments, and strong growth in Energy & Resources Data & Insights, offset by slight declines in Upstream Data & Insights and Advisory & Transaction Services. Adjusted revenue increased 5% to $432 million compared to non-GAAP pro forma adjusted revenue, driven by the same factors. Reported operating profit increased 4% to $141 million compared to the prior year and increased 1% to $141 million compared to pro forma operating profit while operating profit margin decreased 2,090 basis points to 32.6% compared to the prior year primarily due to the inclusion of IHS Markit. Adjusted operating profit increased 9% to $198 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin increased 190 basis points to 45.8% compared to non-GAAP pro forma adjusted operating profit margin. The impact of the Russia/Ukraine conflict continues to be the most significant headwind to revenue and profit margins.

Mobility: Reported revenue was $346 million in the third quarter of 2022 and increased 12% compared to pro forma revenue. Adjusted revenue increased 8% to $346 million in the third quarter of 2022 compared to non-GAAP pro forma adjusted revenue with growth driven by continued high retention rates and new business in CARFAX, as well as strength in our Planning Solutions and Financials offerings, partially offset by sales and marketing products. Reported operating profit in the third quarter was $90 million and operating profit margin was 25.9%, and increased 88% compared to pro forma operating profit. Adjusted operating profit increased 14% to $146 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin increased 200 basis points to 42.4% compared to non-GAAP pro forma adjusted operating profit margin. Revenue growth combined with management actions and favorable FX to drive margin expansion, partially offset by software and cloud expense growth.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% non-controlling interest is removed in net income attributable to non-controlling interests.

Reported revenue increased 12% to $334 million in the third quarter of 2022, primarily due to the inclusion of IHS Markit and increased 3% compared to pro forma revenue. Adjusted revenue increased 3% to $334 million in the third quarter of 2022 compared to non-GAAP pro forma adjusted revenue, driven by strong growth in exchange-traded derivatives, and Data & Custom Subscriptions, with growth partially offset by declines in asset-linked fees due to market valuations.

Reported operating profit increased 12% to $239 million and increased 10% compared to pro forma operating profit. Operating profit margin increased 20 basis points to 71.5%. Adjusted operating profit increased 5% to $234 million compared to non-GAAP pro forma adjusted operating profit. Adjusted operating profit margin improved 100 basis points to 70.3% compared to non-GAAP pro forma adjusted operating profit margin, driven by strong revenue growth, while adjusted expenses were held flat relative to the year-ago period. Operating profit attributable to the Company increased 13% to $175 million. Adjusted pro forma operating profit attributable to the Company increased 11% to $184 million.

Engineering Solutions: Reported revenue was $95 million in the third quarter of 2022 and decreased 6% compared to pro forma revenue in the year-ago period. Adjusted revenue decreased 8% to $95 million in the third quarter of 2022 compared to non-GAAP pro forma adjusted revenue, with declines driven primarily by the absence of a Boiler Pressure Vessel Code (BPVC) release in 2022, as the most recent edition was released in 3Q21. Reported operating profit in the third quarter was $1 million and operating profit margin was 0.9%. Adjusted operating profit decreased 12% to $17 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin decreased 80 basis points to 17.9% compared to non-GAAP pro forma adjusted operating profit margin, with expense declines driven by lower BPVC-related royalties, partially offset by increased royalties on other products and product development investment.

Corporate Unallocated Expense: Reported Corporate Unallocated Expense of $175 million compares to $89 million of reported Corporate Unallocated Expense in the prior period, and $127 million of pro forma Corporate Unallocated Expense. Adjusted Corporate Unallocated Expense was $24 million in the third quarter of 2022 compared to non-GAAP pro forma adjusted unallocated expense of $36 million in the third quarter of 2021. Adjusted pro forma Corporate Unallocated Expense declined from a year ago, driven by a combination of synergies and reduced incentive costs.

Provision for Income Taxes: The Company’s effective tax rate (excluding taxes in relation to earnings of unconsolidated subsidiaries) decreased to 17.6% in the third quarter of 2022 compared to 19.9% in the same period last year due to a post-merger change in the mix of income by jurisdiction. The adjusted effective tax rate (excluding taxes in relation to earnings of unconsolidated subsidiaries) increased to 20.5% compared to 19.9% in the same period last year, as the third quarter 2021 rate included a non-recurring benefit of prior period adjustments. The Company’s effective tax rate may fluctuate from quarter to quarter due to the timing of discrete tax adjustments.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the third quarter were $1.4 billion. In the first nine months of 2022, cash provided by operating activities was $1,490 million, cash provided by investing activities was $3,689 million, and cash used for financing activities was $10,128 million. Free cash flow in the first nine months of 2022 was $1,232 million, a decrease of $1,222 million compared to the same period in 2021 and non-GAAP pro forma adjusted free cash flow excluding certain items was $2,590 million.

Outlook: The Company is updating both GAAP and non-GAAP pro forma adjusted guidance for 2022 to reflect the results of the third quarter, as well as our most recent views on the macro-economic and geopolitical environment. 2022 reported revenue is expected to increase more than 30%. GAAP diluted EPS is expected to be in a range of $9.75 to $9.90.

The Company is providing non-GAAP adjusted guidance on a pro forma basis that excludes merger expenses, and amortization of intangibles related to acquisitions. Non-GAAP pro forma adjusted guidance is provided to reflect expected financial results for the full year, as if the merger with IHS Markit (and associated divestitures) had been completed on January 1, 2021. Non-GAAP pro forma adjusted revenue is now expected to decline mid-single digits. Non-GAAP pro forma adjusted diluted EPS is expected in the range of $11.00 to $11.15. Non-GAAP pro forma adjusted free cash flow excluding certain items is expected to be approximately $4 billion.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). Company financial results are also presented on an as-reported basis, and on a pro forma basis as if the merger had closed on January 1, 2021, for periods including fiscal year 2021, the three months ended September 30, 2021 and nine months ended September 30, 2022 and 2021; the pro forma basis agrees to the Company’s previously filed unaudited pro forma combined condensed financial information presented in accordance with Article 11 of Regulation S-X. The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted revenue and non-GAAP pro forma adjusted revenue; adjusted net income and non-GAAP pro forma adjusted net income; adjusted operating profit and margin and non-GAAP pro forma adjusted operating profit and margin; adjusted Corporate Unallocated expense and non-GAAP pro forma adjusted Corporate Unallocated expense; non-GAAP pro forma adjusted other income, net; adjusted interest expense, net and non-GAAP pro forma adjusted interest expense, net; adjusted provision for income taxes and non-GAAP pro forma adjusted provision for income taxes; adjusted effective tax rates and non-GAAP pro forma adjusted effective tax rate; adjusted income before taxes on income and non-GAAP pro forma adjusted income before taxes on income; adjusted net income attributable to noncontrolling interests and non-GAAP pro forma adjusted net income attributable to noncontrolling interests; adjusted diluted EPS, non-GAAP pro forma adjusted diluted EPS and non-GAAP pro forma adjusted diluted EPS guidance; free cash flow and non-GAAP pro forma adjusted free cash flow excluding certain items; adjusted Indices net operating profit and non-GAAP pro forma adjusted Indices net operating profit; non-GAAP pro forma adjusted revenue guidance; non-GAAP pro forma adjusted free cash flow excluding certain items guidance. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 6, 7 and 8. Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and non-GAAP pro forma adjusted free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and non-GAAP pro forma adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the third quarter 2022 earnings results on a conference call scheduled for today, October 27, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 27, 2022. U.S. participants may call (800) 839-4229; international participants may call +1 (203) 369-3034 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about COVID-19 and the completed merger (the “Merger”) between a subsidiary of the Company and IHS Markit Ltd. (“IHS Markit”), which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪worldwide economic, financial, political, and regulatory conditions, and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19), geopolitical uncertainty (including military conflict), and conditions that may result from legislative, regulatory, trade and policy changes;
▪the ability of the Company to retain customers and to implement its plans, forecasts and other expectations with respect to IHS Markit’s business and realize expected synergies;
▪business disruption following the Merger;
▪the Company’s ability to meet expectations regarding the accounting and tax treatments of the Merger;
▪the volatility and health of debt, equity, commodities and energy markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange-traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the ongoing COVID-19 pandemic;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment, in Europe, the United States and elsewhere around the globe, affecting S&P Global Market Intelligence, S&P Global Ratings, S&P Global Commodity Insights, S&P Global Mobility, S&P Dow Jones Indices, S&P Global Engineering Solutions, and the products those business divisions offer including our ESG products, and the Company’s compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation in the Company’s end-customer markets;
▪the introduction of competing products or technologies by other companies;
▪the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;
▪a decline in the demand for credit risk management tools by financial institutions;
▪the level of merger and acquisition activity in the United States and abroad;
▪our ability to attract, incentivize and retain key employees, especially in today’s competitive business environment;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and
▪the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through ESG and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations: http://investor.spglobal.com

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Contact:
Investor Relations:
Mark Grant
Senior Vice President, Investor Relations
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Ola Fadahunsi
Communications
Tel: +1 (332) 210-9935
ola.fadahunsi@spglobal.com

Christopher Krantz
Communications
Tel: +44 7976 632 638
christopher.krantz@spglobal.com

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2022 and 2021
(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2022	2021	% Change	2022	2021	% Change

Revenue	$2,861	$2,087	37%	$8,244	$6,209	33%
Expenses	2,012	1,007	N/M	5,934	2,897	N/M
Loss (gain) on dispositions	2	(3)	N/M	(1,897)	(5)	N/M
Equity in income on unconsolidated Subsidiaries	(6)	—	N/M	(21)	—	N/M
Operating profit	853	1,083	(21)%	4,228	3,317	27%
Other income, net	(37)	(22)	(68)%	(86)	(51)	(68)%
Interest expense, net	71	31	N/M	218	94	N/M
(Gain) loss on extinguishment of debt, net	(4)	—	N/M	15	—	N/M
Income before taxes on income	823	1,074	(23)%	4,081	3,274	25%
Provision for taxes on income	145	213	(32)%	1,053	747	41%
Net income	678	861	(21)%	3,028	2,527	20%
Less: net income attributable to noncontrolling interests	(70)	(64)	(10)%	(213)	(178)	(20)%
Net income attributable to S&P Global Inc.	$608	$797	(24)%	$2,815	$2,349	20%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.84	$3.31	(44)%	$8.95	$9.76	(8)%
Diluted	$1.84	$3.30	(44)%	$8.91	$9.72	(8)%

Weighted-average number of common shares outstanding:
Basic	329.6	240.9		314.5	240.8
Diluted	330.9	241.7		315.7	241.7

Actual shares outstanding at period end				325.8	241.0

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.
Note - S&P Global completed the merger with IHS Markit on February 28, 2022. The three and nine months ended September 30, 2022 include results from IHS Markit since the date of acquisition.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
September 30, 2022 and December 31, 2021
(dollars in millions)

(unaudited)	September 30,	December 31,
	2022	2021

Assets:
Cash, cash equivalents, and restricted cash	$1,389	$6,505
Other current assets	2,789	2,305
Total current assets	4,178	8,810
Property and equipment, net	305	241
Right of use assets	455	426
Goodwill and other intangible assets, net	54,023	4,791
Equity in investment in unconsolidated subsidiaries	1,889	165
Other non-current assets	963	593
Total assets	$61,813	$15,026

Liabilities and Equity:
Short-term debt	$52	$—
Unearned revenue	2,870	2,217
Other current liabilities	2,126	1,598
Long-term debt	10,734	4,114
Lease liabilities — non-current	592	492
Deferred tax liability — non-current	4,336	174
Pension, other postretirement benefits and other non-current liabilities	704	895
Total liabilities	21,414	9,490
Redeemable noncontrolling interest	3,159	3,429
Total equity	37,240	2,107
Total liabilities and equity	$61,813	$15,026

Note - S&P Global completed the merger with IHS Markit on February 28, 2022. The balance sheet as of September 30, 2022 includes assets and liabilities assumed from the acquisition.

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2022 and 2021
(dollars in millions)

(unaudited)	2022	2021

Operating Activities:
Net income	$3,028	$2,527
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	93	63
Amortization of intangibles	645	74
Deferred income taxes	(155)	1
Stock-based compensation	160	90
Gain on dispositions	(1,897)	(5)
Loss on extinguishment of debt, net	15	—
Other	267	48
Net changes in other operating assets and liabilities	(666)	(140)
Cash provided by operating activities	1,490	2,658

Investing Activities:
Capital expenditures	(61)	(33)
Acquisitions, net of cash acquired	242	(19)
Proceeds from dispositions	3,510	11
Changes in short-term investments	(2)	(1)
Cash provided by (used for) investing activities	3,689	(42)

Financing Activities:
Payments on short-term debt, net	(219)	—
Proceeds from issuance of senior notes, net	5,395	—
Payments on senior notes	(3,684)	—
Dividends paid to shareholders	(749)	(557)
Proceeds from noncontrolling interest holders	410	—
Distributions to noncontrolling interest holders	(197)	(171)
Repurchase of treasury shares	(11,003)	—
Exercise of stock options and employee withholding tax on share-based payments	(81)	(44)
Cash used for financing activities	(10,128)	(772)
Effect of exchange rate changes on cash	(167)	(59)
Net change in cash, cash equivalents, and restricted cash	(5,116)	1,785
Cash, cash equivalents, and restricted cash at beginning of period	6,505	4,122
Cash, cash equivalents, and restricted cash at end of period	$1,389	$5,907

Exhibit 4

S&P Global
Operating Results by Segment
Three and nine months ended September 30, 2022 and 2021
(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue
	2022	2021	% Change	2022	2021	% Change

Market Intelligence	$1,016	$554	83%	$2,774	$1,617	72%
Ratings	681	1,017	(33)%	2,345	3,107	(25)%
Commodity Insights	432	255	70%	1,234	747	65%
Mobility	346	—	N/M	797	—	N/M
Indices	334	298	12%	995	846	18%
Engineering Solutions	95	—	N/M	224	—	N/M
Intersegment Elimination	(43)	(37)	(17)%	(125)	(108)	(15)%
Total revenue	$2,861	$2,087	37%	$8,244	$6,209	33%

	Expenses			Expenses
	2022	2021	% Change	2022	2021	% Change

Market Intelligence (a)	$842	$375	N/M	$408	$1,103	(63)%
Ratings (b)	304	373	(19)%	993	1,053	(6)%
Commodity Insights (c)	291	119	N/M	794	336	N/M
Mobility (d)	256	—	N/M	631	—	N/M
Indices (e)	95	85	11%	263	246	7%
Engineering Solutions (f)	94	—	N/M	221	—	N/M
Corporate Unallocated expense (g)	175	89	95%	852	262	N/M
Equity in Income on Unconsolidated Subsidiaries (h)	(6)	—	N/M	(21)	—	N/M
Intersegment Elimination	(43)	(37)	(17)%	(125)	(108)	(15)%
Total expenses	$2,008	$1,004	N/M	$4,016	$2,892	39%

	Operating Profit			Operating Profit

	2022	2021	% Change	2022	2021	% Change
Market Intelligence (a)	$174	$179	(3)%	$2,366	$514	N/M
Ratings (b)	377	644	(41)%	1,352	2,054	(34)%
Commodity Insights (c)	141	136	4%	440	411	7%
Mobility (d)	90	—	N/M	166	—	N/M
Indices (e)	239	213	12%	732	600	22%
Engineering Solutions (f)	1	—	N/M	3	—	N/M
Total reportable segments	1,022	1,172	(13)%	5,059	3,579	41%
Corporate Unallocated expense (g)	(175)	(89)	(95)%	(852)	(262)	N/M
Equity in Income on Unconsolidated Subsidiaries (h)	6	—	N/M	21	—	N/M
Total operating profit	$853	$1,083	(21)%	$4,228	$3,317	27%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - S&P Global completed the merger with IHS Markit on February 28, 2022. The three and nine months ended September 30, 2022 include results from IHS Markit since the date of acquisition.

Exhibit 4

(a) The three and nine months ended September 30, 2022 includes loss on dispositions of $17 million and gain on dispositions of $1.8 billion, respectively, employee severance charges of $13 million and $44 million, respectively, IHS Markit merger costs of $6 million and $21 million, respectively, and acquisition-related costs of $1 million and $2 million, respectively. The nine months ended September 30, 2021 includes a gain on disposition of $2 million. Additionally, amortization of intangibles from acquisitions of $134 million and $16 million is included for the three months ended September 30, 2022 and 2021, respectively, and $331 million and $49 million for the nine months ended September 30, 2022 and 2021, respectively.
(b) The three and nine months ended September 30, 2022 includes employee severance charges of $2 million and $14 million, respectively. Additionally, amortization of intangibles from acquisitions of $2 million is included for the three months ended September 30, 2022 and 2021, and $5 million and $8 million for the nine months ended September 30, 2022 and 2021, respectively.
(c)    The three and nine months ended September 30, 2022 includes employee severance charges of $14 million and $38 million, respectively, and IHS Markit merger costs of $10 million and $16 million, respectively. Additionally, amortization of intangibles from acquisitions of $32 million and $2 million is included for the three months ended September 30, 2022 and 2021, respectively, and $77 million and $6 million for the nine months ended September 30, 2022 and 2021, respectively.
(d)    The three and nine months ended September 30, 2022 includes an acquisition-related benefit of $19 million and $15 million, respectively, and employee severance charges of $1 million and $3 million, respectively. The nine months ended September 30, 2022 includes IHS Markit merger costs of $1 million. Amortization of intangibles from acquisitions of $76 million and $176 million is included for the three and nine months ended September 30, 2022, respectively.
(e)    The three and nine months ended September 30, 2022 includes a gain on disposition of $14 million and $52 million, respectively, employee severance charges of $1 million and $4 million, respectively, and IHS Markit merger costs of $1 million. Additionally, amortization of intangibles from acquisitions of $9 million and $1 million is included for the three months ended September 30, 2022 and 2021, respectively, and $22 million and $4 million for the nine months ended September 30, 2022 and 2021, respectively.
(f)    The three and nine months ended September 30, 2022 includes employee severance charges of $2 million and $4 million, respectively. Amortization of intangibles from acquisitions of $14 million and $33 million is included for the three and nine months ended September 30, 2022, respectively.
(g)    The three and nine months ended September 30, 2022 includes IHS Markit merger costs of $127 million and $483 million, respectively, employee severance charges of $23 million and $87 million, respectively, asset impairment of $9 million, a gain on acquisition of $10 million, and acquisition-related costs of $1 million and $7 million, respectively. The nine months ended September 30, 2022 includes a S&P Foundation grant of $200 million, lease impairments of $5 million and an asset write-off of $3 million. The three and nine months ended September 30, 2021 includes $54 million and $153 million, respectively, of IHS Markit merger costs and a gain on disposition of $3 million. The nine months ended September 30, 2021 includes a lease impairment of $3 million and Kensho retention related expense of $2 million. Amortization of intangibles from acquisitions of $1 million and $7 million is included for the nine months ended September 30, 2022 and 2021, respectively.
(h)    Amortization of intangibles from acquisitions of $13 million and $42 million is included for the three and nine months ended September 30, 2022, respectively.

Exhibit 5
S&P Global
Operating Results - Non-GAAP Financial Information
Three and nine months ended September 30, 2022 and 2021
(dollars in millions, except per share amounts)
Adjusted Revenue/Non-GAAP Pro Forma Adjusted Revenue

(unaudited)		Three Months			Nine Months
		2022	2021	% Change	2022	2021	% Change

Market Intelligence	Revenue/Pro forma revenue *	$1,016	$1,007	1%	$3,065	$2,973	3%
	Pro forma non-GAAP adjustments	—	(16)		—	(82)
	Fiscal period alignment adjustment	—	(17)		—	(10)
	Divestitures	1	—		(9)	—
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$1,017	$974	4%	$3,056	$2,881	6%

Ratings	Revenue/Pro forma revenue *	$681	$1,017	(33)%	$2,345	$3,107	(25)%
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$681	$1,017	(33)%	$2,345	$3,107	(25)%

Commodity Insights	Revenue/Pro forma revenue *	$432	$410	5%	$1,336	$1,224	9%
	Pro forma non-GAAP adjustments	—	4		—	12
	Fiscal period alignment adjustment	—	(1)		—	—
	Divestitures	—	—		(12)	—
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$432	$413	5%	$1,324	$1,236	7%

Mobility	Revenue/Pro forma revenue *	$346	$310	12%	$1,006	$895	12%
	Pro forma non-GAAP adjustments	—	7		—	20
	Fiscal period alignment adjustment	—	2		—	15
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$346	$319	8%	$1,006	$930	8%

Indices	Revenue/Pro forma revenue *	$334	$323	3%	$1,012	$923	10%
	Divestitures	—	—		(1)	—
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$334	$323	3%	$1,011	$923	9%

Engineering Solutions	Revenue/Pro forma revenue *	$95	$101	(6)%	$290	$278	4%
	Pro forma non-GAAP adjustments	—	3		—	7
	Fiscal period alignment adjustment	—	—		—	3
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$95	$104	(8)%	$290	$288	—%

Intersegment Elimination	Revenue/Pro forma revenue *	$(43)	$(41)	(6)%	$(127)	$(121)	(7)%
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$(43)	$(41)	(6)%	$(127)	$(121)	(7)%

Total SPGI	Revenue/Pro forma revenue *	$2,861	$3,127	(9)%	$8,926	$9,279	(4)%
	Pro forma non-GAAP adjustments	—	(2)		—	(43)
	Fiscal period alignment adjustment	—	(16)		—	8
	Divestitures	1	—		(22)	—
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$2,862	$3,109	(8)%	$8,905	$9,244	(4)%

Exhibit 5
Adjusted Operating Profit/Non-GAAP Pro Forma Adjusted Operating Profit

(unaudited)		Three Months			Nine Months
		2022	2021	% Change	2022	2021	% Change
Market Intelligence	Operating profit/Pro forma operating profit *	$174	$209	(17)%	$2,349	$575	N/M
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (a)	36	(389)		(1,697)	(180)
	Deal-related amortization/Pro forma deal-related amortization	134	16		331	49
	Fiscal period alignment adjustment	—	469		—	454
	Divestitures	1	—		(7)	—
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$345	$305	13%	$976	$898	9%

Ratings	Operating profit/Pro forma operating profit *	$377	$642	(41)%	$1,347	$2,048	(34)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (b)	2	—		14	1
	Deal-related amortization/Pro forma deal-related amortization	2	2		6	9
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$381	$644	(41)%	$1,367	$2,058	(34)%

Commodity Insights	Operating profit/Pro forma operating profit *	$141	$140	1%	$445	$421	6%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (c)	25	40		70	123
	Deal-related amortization/Pro forma deal-related amortization	32	2		77	6
	Fiscal period alignment adjustment	—	(1)		—	—
	Divestitures	—	—		(7)	—
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$198	$181	9%	$586	$550	7%

Mobility	Operating profit/Pro forma operating profit *	$90	$48	88%	$202	$108	87%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (d)	(19)	83		31	255
	Deal-related amortization/Pro forma deal-related amortization	76	—		177	—
	Fiscal period alignment adjustment	—	(2)		—	10
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$146	$129	14%	$410	$373	10%

Indices	Operating profit/Pro forma operating profit *	$239	$217	10%	$732	$608	20%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (e)	(13)	6		(40)	23
	Deal-related amortization/Pro forma deal-related amortization	9	1		22	4
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$234	$224	5%	$712	$635	12%

Exhibit 5

(unaudited)		Three Months			Nine Months
		2022	2021	% Change	2022	2021	% Change
Engineering Solutions	Operating profit/Pro forma operating profit *	$1	$8	(88)%	$8	$9	(11)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (f)	2	14		12	42
	Deal-related amortization	14	—		33	—
	Fiscal period alignment adjustment	—	(2)		—	1
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$17	$20	(12)%	$52	$52	(2)%

Total Segments	Operating profit/Pro forma operating profit *	$1,022	$1,264	(19)%	$5,083	$3,769	35%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization)	33	(246)		(1,610)	264
	Deal-related amortization	267	21		646	68
	Fiscal period alignment adjustment	—	464		—	465
	Divestitures	1	—		(14)	—
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,322	$1,503	(12)%	$4,103	$4,566	(10)%

Corporate Unallocated Expense	Operating profit/Pro forma operating profit *	$(175)	$(127)	(38)%	$(517)	$(466)	(11)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (g)	150	76		450	341
	Deal-related amortization	—	—		—	7
	Fiscal period alignment adjustment	—	15		—	3
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$(24)	$(36)	35%	$(66)	$(115)	43%

Equity in Income on Unconsolidated Subsidiaries	Operating profit/Pro forma operating profit *	$6	$—	N/M	$29	$(8)	N/M
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization)	—	25		—	68
	Deal-related amortization	13	—		41	—
	Fiscal period alignment adjustment	—	(1)		—	8
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$19	$24	(19)%	$71	$68	4%

Total SPGI	Operating profit/Pro forma operating profit *	$853	$1,137	(25)%	$4,594	$3,295	39%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (a) (b) (c)(d) (e) (f) (g)	184	(145)		(1,159)	673
	Deal-related amortization	280	21		687	75
	Fiscal period alignment adjustment	—	478		—	476
	Divestitures	1	—		(14)	—
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,318	$1,491	(12)%	$4,108	$4,519	(9)%

Exhibit 5
Other Income, Net/Non-GAAP Pro Forma Adjusted Other Income, Net

	Three Months			Nine Months
(unaudited)	2022	2021	% Change	2022	2021	% Change

Other income, net/Pro forma other income, net *	$(37)	$(22)	(69)%	$(83)	$(53)	(57)%
Fiscal period alignment adjustment	—	—		—	(2)
Other income, net/Non-GAAP pro forma adjusted other income, net *	$(37)	$(22)	(69)%	$(83)	$(55)	(51)%

Adjusted Interest Expense, Net/Non-GAAP Pro Forma Adjusted Interest Expense, Net

	Three Months			Nine Months
(unaudited)	2022	2021	% Change	2022	2021	% Change

Interest expense, net/Pro forma interest expense, net *	$71	$58	22%	$283	$175	62%
Pro forma non-GAAP adjustments	—	28		(31)	86
Fiscal period alignment adjustment	—	—		—	(1)
Adjusted interest expense, net/Non-GAAP pro forma adjusted interest expense, net *	$71	$86	(17)%	$252	$260	(2)%

Adjusted Provision for Income Taxes/Non-GAAP Pro Forma Adjusted Provision for Income Taxes

	Three Months			Nine Months
(unaudited)	2022	2021	% Change	2022	2021	% Change

Provision for income taxes/Pro forma provision for income taxes *	$145	$223	(35)%	$1,074	$642	67%
Pro forma non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g) (h) (i)	49	109		(426)	327
Deal-related amortization	64	5		157	16
Fiscal period alignment adjustment	—	(58)		—	(36)
Divestitures	—	—		(4)	—
Adjusted provision for income taxes/Non-GAAP pro forma adjusted provision for income taxes *	$259	$279	(7)%	$802	$949	(16)%

Exhibit 5

Adjusted Effective Tax Rate/Pro Forma Non-GAAP Performance Adjusted Effective Tax Rate

	Three Months			Nine Months
(unaudited)	2022	2021	% Change	2022	2021	% Change

Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,318	$1,491	(12)%	$4,108	$4,519	(9)%
Other income, net/Non-GAAP pro forma adjusted other income, net *	(37)	(22)		(83)	(55)
Adjusted interest expense, net/Non-GAAP pro forma adjusted interest expense, net *	71	86		252	260
Adjusted income before taxes on income/Non-GAAP pro forma adjusted income before taxes on income *	$1,283	$1,427	(10)%	$3,938	$4,314	(9)%
Adjusted provision for income taxes/Non-GAAP pro forma adjusted provision for income taxes *	$259	$279		$802	$949
Adjusted effective tax rate/Non-GAAP pro forma adjusted effective tax rate 1 *	20.2%	19.6%		20.4%	22.0%

1 The adjusted effective tax rate is calculated by dividing provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the three months ended September 30, 2022 and 2021 was 20.5% and 19.9%, respectively. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the nine months ended September 30, 2022 and 2021 was 20.7% and 22.4%, respectively.

Adjusted Net Income Attributable to Noncontrolling Interests/Non-GAAP Pro Forma Adjusted Net Income Attributable to Noncontrolling Interests

	Three Months			Nine Months
(unaudited)	2022	2021	% Change	2022	2021	% Change

Net income attributable to noncontrolling interests/Non-GAAP pro forma adjusted net income attributable to noncontrolling interests *	$70	$64	10%	$213	$175	22%
Non-GAAP adjustments (j)	(14)	—		(14)	—
Fiscal period alignment adjustment	—	—		—	4
Adjusted net income attributable to noncontrolling interests/Non-GAAP pro forma adjusted net income attributable to noncontrolling interests *	$56	$64	(13)%	$199	$179	12%

Exhibit 5
Non-GAAP Pro Forma Adjusted Net Income attributable to SPGI and Diluted EPS

	2022		2021		% Change
(unaudited)	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
Reported/Pro forma *	$608	$1.84	$811	$2.28	(25)%	(19)%
Adjusted non-GAAP adjustments/Pro forma non-GAAP adjustments	144	0.44	(282)	(0.79)
Adjusted deal-related amortization/Pro forma deal-related amortization	216	0.65	16	0.05
Fiscal period alignment adjustment	—	—	539	1.51
Divestitures	1	—	—	—
Adjusted/Non-GAAP pro forma adjusted *	$968	$2.93	$1,084	$3.05	(11)%	(4)%

	Nine Months
Reported/Pro forma *	$3,110	$9.14	$2,350	$6.61	32%	38%
Adjusted non-GAAP adjustments/Pro forma non-GAAP adjustments	(691)	(2.03)	260	0.73
Adjusted deal-related amortization/Pro forma deal-related amortization	530	1.56	59	0.17
Fiscal period alignment adjustment	—	—	517	1.45
Divestitures	(10)	(0.04)	—	—
Adjusted/Non-GAAP pro forma adjusted *	$2,938	$8.63	$3,186	$8.96	(8)%	(4)%

N/M - Represents a change equal to or in excess of 100% or not meaningful
* - The three months ended September 30, 2021 and nine months ended September 30, 2022 and 2021 include non-GAAP pro forma adjusted measures. For pro forma to Non-GAAP pro forma adjusted reconciliations refer to Exhibit 99.2 of the current report on Form 8-K furnished on October 27, 2022.
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility, Indices, and Engineering Solutions was 34%, 56%, 46%, 42%, 70%, and 18% for the three months ended September 30, 2022. Adjusted operating profit margin for the Company was 46% for the three months ended September 30, 2022. Non-GAAP pro forma adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility, Indices, and Engineering Solutions was 32%, 58%, 44%, 41%, 70%, and 18% for the nine months ended September 30, 2022. Non-GAAP pro forma adjusted operating profit margin for the Company was 46% for the nine months ended September 30, 2022. Adjusted operating profit margin is calculated as adjusted operating profit divided by adjusted revenue. Non-GAAP pro forma adjusted operating profit margin is calculated as non-GAAP pro forma adjusted operating profit divided by non-GAAP pro forma adjusted revenue.

Note - Divestitures include pro forma adjustments assuming the dispositions required to obtain regulatory approval to complete the merger took place on January 1, 2021. S&P Global’s divestitures primarily include CUSIP Global Services, its Leveraged Commentary and Data (“LCD”) business and a related family of leveraged loan indices while IHS Markit’s divestitures include Oil Price Information Services (“OPIS”); Coal, Metals and Mining; and PetroChem Wire businesses and its base chemicals business.

(a)     The three and nine months ended September 30, 2022 includes loss on dispositions of $17 million ($13 million after-tax) and gain on dispositions of $1.8 billion ($1.4 billion after-tax), respectively, employee severance charges of $13 million ($10 million after-tax) and $44 million ($34 million after-tax), respectively, IHS Markit merger costs of $6 million ($5 million after-tax) and $21 million ($16 million after-tax), respectively, and acquisition-related costs of $1 million ($1 million after-tax) and $2 million ($2 million after-tax), respectively.
(b)     The three and nine months ended September 30, 2022 includes employee severance charges of $2 million ($1 million after-tax) and $14 million ($11 million after-tax), respectively.
(c)    The three and nine months ended September 30, 2022 includes employee severance charges of $14 million ($11 million after-tax) and $38 million ($29 million after-tax), respectively, and IHS Markit merger costs of $10 million ($8 million after-tax) and $16 million ($12 million after-tax), respectively.
(d)    The three and nine months ended September 30, 2022 includes an acquisition-related benefit of $19 million ($19 million after-tax) and $15 million ($16 million after-tax), respectively, and employee severance charges of $1 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively. The nine months ended September 30, 2022 includes IHS Markit merger costs of $1 million ($1 million after-tax).

Exhibit 5
(e)    The three and nine months ended September 30, 2022 includes a gain on disposition of $14 million ($12 million after-tax) and $52 million ($43 million after-tax), respectively, employee severance charges of $1 million and $4 million ($3 million after-tax), respectively, and IHS Markit merger costs of $1 million ($1 million after-tax).
(f)    The three and nine months ended September 30, 2022 includes employee severance charges of $2 million ($2 million after-tax) and $4 million ($4 million after-tax), respectively.
(g)    The three and nine months ended September 30, 2022 includes IHS Markit merger costs of $127 million ($95 million after-tax) and $483 million ($384 million after-tax), respectively, employee severance charges of $23 million ($17 million after-tax) and $87 million ($67 million after-tax), respectively, an asset impairment of $9 million ($7 million after-tax), a gain on acquisition of $10 million ($10 million after-tax), and acquisition-related costs of $1 million ($1 million after-tax) and $7 million ($3 million after-tax), respectively. The nine months ended September 30, 2022 includes a S&P Foundation grant of $200 million ($151 million after-tax), lease impairments of $5 million ($3 million after-tax) and an asset write-off of $3 million ($3 million after-tax).
(h)    The three and nine months ended September 30, 2022 includes a gain on the extinguishment of debt of $4 million ($3 million after-tax) and loss on extinguishment of debt of $15 million ($11 million after-tax).
(i)    The nine months ended September 30, 2022 includes tax expense of $157 million associated with a gain on dispositions and the three and nine months ended September 30, 2022 tax benefit of $2 million and tax expense of $10 million, respectively, due to annualized effective tax rate differences for GAAP.
(j)     The three and nine months ended September 30, 2022 includes an adjustment related to the JV Partner's portion of the gain on the disposition of the L100 Index as part of the sale of LCD to Morningstar.

Exhibit 6
S&P Global
Revenue Information
Three and nine months ended September 30, 2022 and 2021
(dollars in millions)
Adjusted Revenue/Non-GAAP Pro Forma Adjusted Revenue by Type

	Three Months
(unaudited)	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Market Intelligence	$862	$807	7%	$40	$37	9%	$—	$—	N/M
Ratings	—	—	N/M	244	551	(56)%	437	466	(6)%
Commodity Insights	394	374	6%	21	22	(4)%	—	—	N/M
Mobility	269	242	11%	77	77	—%	—	—	N/M
Indices	69	63	10%	—	—	N/M	—	—	N/M
Engineering Solutions	89	88	3%	6	16	(63)%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(43)	(41)	(6)%
Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$1,683	$1,574	7%	$388	$703	(45)%	$394	$425	(7)%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$115	$130	(12)%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	17	17	(4)%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	210	220	(5)%	55	40	37%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$210	$220	(5)%	$72	$57	26%	$115	$130	(12)%

	Nine Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Market Intelligence	$2,566	$2,355	9%	$132	$122	8%	$—	$—	N/M
Ratings	—	—	N/M	992	1,748	(43)%	1,353	1,359	—%
Commodity Insights	1,165	1,104	6%	109	83	33%	—	—	N/M
Mobility	785	708	11%	221	222	—%	—	—	N/M
Indices	206	189	9%	—	—	N/M	—	—	N/M
Engineering Solutions	268	260	3%	22	28	(21)%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(127)	(119)	(7)%
Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$4,990	$4,616	8%	$1,476	$2,203	(33)%	$1,226	$1,240	(1)%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
Market Intelligence	$—	$—	N/M	$—	$—	N/M	$358	$404	(12)%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	50	49	2%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	642	618	4%	163	116	40%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$642	$618	4%	$213	$165	29%	$358	$404	(12)%

N/M - Represents a change equal to or in excess of 100% or not meaningful

Exhibit 6
* - The three months ended September 30, 2021 and nine months ended September 30, 2022 and 2021 include non-GAAP pro forma adjusted measures. For pro forma to Non-GAAP pro forma adjusted reconciliations refer to Exhibit 99.2 of the current report on Form 8-K furnished on October 27, 2022.

(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility's core information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three and nine months ended September 30, 2022 and 2021
(dollars in millions)
 Computation of Free Cash Flow and Non-GAAP Pro Forma Adjusted Free Cash Flow Excluding Certain Items

(unaudited)	Nine Months
	2022	2021
Cash provided by operating activities	$1,490	$2,658
Capital expenditures	(61)	(33)
Distributions to noncontrolling interest holders	(197)	(171)
Free cash flow	$1,232	$2,454
IHS Markit merger costs	550	125
Tax on gain from sale of divestitures	528	—
S&P Global Foundation grant	200	—
Debt financing derivative	85	—
IHS Markit free cash flow prior to acquisition	(15)	—
Russia suspension costs	10	—
Non-GAAP pro forma adjusted free cash flow excluding certain items	$2,590	$2,579

Adjusted Indices Net Operating Profit/Non-GAAP Pro Forma Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Nine Months
	2022	2021	% Change	2022	2021	% Change
Adjusted Indices operating profit/Non-GAAP pro forma adjusted Indices operating profit *	$234	$224	5%	$712	$635	12%
Less: adjusted income attributable to NCI (a)	50	58		181	161
Adjusted Indices net operating profit/Non-GAAP pro forma adjusted Indices net operating profit *	$184	$166	11%	$531	$474	12%

* - The three months ended September 30, 2021 and nine months ended September 30, 2022 and 2021 include non-GAAP pro forma adjusted measures. For pro forma to Non-GAAP pro forma adjusted reconciliations refer to Exhibit 99.2 of the current report on Form 8-K furnished on October 27, 2022.

(a)     The three and nine months ended September 30, 2022 includes an adjustment related to the JV Partner's portion of the gain on the disposition of the L100 Index as part of the sale of LCD to Morningstar.

Exhibit 8
S&P Global
 Non-GAAP Guidance

Reconciliation of 2022 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$9.75	$9.90
Deal-related amortization	2.09	2.09
IHS Markit merger costs	1.63	1.63
Foundation contribution	0.47	0.47
Gain on dispositions	(4.42)	(4.42)
Tax rate	1.34	1.34
Pro forma adjustment capturing IHS Markit Jan/Feb results	0.70	0.70
WASO difference between performance and GAAP	(0.56)	(0.56)
Non-GAAP pro forma adjusted Diluted EPS	$11.00	$11.15